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                                                                      Exhibit 5

  GRACE                            David B. Siegel
                                   Senior Vice President and General Counsel

                                   W. R. Grace & Co.
                                   7500 Grace Drive
                                   Columbia, MD 21044

                                   Tel.: (410) 531-4170
                                   Fax:  (410) 531-4783
                                   david.siegel@grace.com


                                   May 12, 2000



W. R. Grace & Co.
7500 Grace Drive
Columbia, Maryland 21044

Ladies and Gentlemen:

                  You have asked me, as General Counsel of W. R. Grace & Co., a Delaware corporation ("Company"), to render my opinion regarding certain matters in connection with a Registration Statement on Form S-8 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 covering 8,000,000 shares ("Shares") of the Common Stock, par value $0.01 per share, of the Company issuable pursuant to the Company's 2000 Stock Incentive Plan ("Plan").

                  I have examined, or caused to be examined, the Certificate of Incorporation and By-laws of the Company, as amended to date, the records of its corporate proceedings, the Plan, the Registration Statement and such other documents as I have deemed necessary in connection with the opinion hereinafter expressed.

                  Based on the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued and outstanding, fully paid and nonassessable shares of the Company's Common Stock.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,

                                              /s/ DAVID B. SIEGEL